Exhibit 99.1
FOR IMMEDIATE RELEASE:
May 2, 2006
Press Contact:
Jane Gideon, Incendio International for Activant Solutions
415-682-9292, jane@incendiopr.com
Activant Solutions Holdings Inc. and Activant Solutions Inc. Announce Completion of the Tender Offers and Consent Solicitations for Certain Outstanding Debt Securities
AUSTIN, Texas, May 2, 2006 — Activant Solutions Holdings Inc. (“ASHI”) and Activant Solutions Inc. (“Activant”) announced today the completion of the previously announced cash tender offers and consent solicitations for any and all of ASHI’s outstanding Senior Floating Rate PIK Notes due 2011 (the “PIK Notes”) and Activant’s outstanding 10 1/2% Senior Notes due 2011 (the “10 1/2% Notes”) and Floating Rate Senior Notes due 2010 (the “Floating Rate Notes” and, together with the PIK Notes and 10 1/2% Notes, the “Notes”). The tender offers for the Notes expired at 8:00 a.m., New York City time, on May 2, 2006 (the “Offer Expiration Date”). The tender offers and consent solicitations were conducted in connection with the previously announced agreement of ASHI to merge with an affiliate of Hellman & Friedman LLC and Thoma Cressey Equity Partners, Inc. (the “Merger”).
ASHI and Activant accepted for payment and paid for all Notes validly tendered and not validly withdrawn on or before the Offer Expiration Date in the tender offers for the Notes, totaling the following aggregate principal amounts:

	Aggregate Principal	Percentage of Principal
	Amount of Notes	Amount of Outstanding
Notes	Tendered	Notes Tendered
PIK Notes	$40,000,000	100.0%
10 1/2% Notes	$154,800,000	98.7%
Floating Rate Notes	$242,445,000	91.5%
On April 12, 2006, ASHI and ASI announced the receipt of the requisite consents for the supplemental indentures relating to the Notes which, when the amendments contained therein became operative, eliminated substantially all of the restrictive covenants contained in the Notes and related indentures (except for certain covenants related to payment of interest, payment of principal, asset sales, change of control and other repurchase offers and certain other covenants) and also eliminated certain events of default, certain covenants relating to mergers, and certain conditions to legal defeasance and covenant defeasance, as well as modify or eliminate certain other provisions contained in the Notes and related indentures. The amendments contained in the supplemental indentures became operative immediately prior to the Merger.
ASI announced today that it has issued a notice to redeem all remaining outstanding Floating Rate Notes. The redemption is scheduled to occur on June 1, 2006 at a price equal to 102.00% of the aggregate principal amount of the Floating Rate Notes, plus accrued and unpaid interest and accrued and unpaid liquidated damages due pursuant to the registration rights agreement relating to the Floating Rate Notes to, but not including, June 1, 2006.
ASHI and Activant engaged Deutsche Bank Securities Inc. to act as the Dealer Manager for the tender offers and Solicitation Agent for the consent solicitations. Deutsche Bank Securities Inc. can be contacted at (800) 553-2826 (toll-free). MacKenzie Partners, Inc. acted as the Information Agent. MacKenzie Partners, Inc. can be contacted at (800) 322-2885 (toll-free).
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer to buy the Notes was only made pursuant to the tender offer and consent solicitation documents, dated as of March 30, 2006.

About Activant Solutions
Activant is a leading technology provider of business management solutions serving small and medium-sized retail and wholesale distribution businesses in three primary vertical markets: hardlines and lumber; wholesale distribution; and the automotive parts aftermarket. Founded in 1972, Activant provides customers with tailored proprietary software, professional services, content, supply chain connectivity, and analytics. More than 30,000 customer locations use an Activant solution to manage their day-to-day operations. Headquartered in Texas, Activant has operations in California, Colorado, Connecticut, Illinois, New Jersey, Pennsylvania, South Carolina, Utah, Canada, France, Ireland, and the United Kingdom. For more information on Activant Solutions, please visit www.activant.com.
The statements contained in this document which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements as to industry trends, future products or services, and products or service line growth or performance. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. Actual results may differ materially from the future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include but are not limited to unrealized market demand for our services, the ability to retain the people performing services, and those risks and uncertainties identified in Activant’s most recent Annual Report on Form 10-K which has been filed with the United States Securities and Exchange Commission. Activant assumes no duty to update information contained in this document at any time.